Effective as of November 1, 2005

PEACE ARCH ENTERTAINMENT GROUP INC.

- and -

Those persons listed in  to this Agreement

SHARE PURCHASE AGREEMENT

GOODMANS LLP
Barristers & Solicitors
Suite 2400
250 Yonge Street
Toronto, Ontario M5B 2M6

6.3	Waiver by Purchaser	36
6.4	Waiver by Vendors	36
6.5	Forfeit of Deposit	37
ARTICLE 7 COVENANTS OF THE PARTIES FOLLOWING CLOSING		37
7.1	Determination of Normalized EBITDA	37
7.2	Adjustments	38
7.3	Meyerowitz Escrow Agreement	39
7.4	Compliance by Meyerowitz	39
7.5	Payments to Avanti	40
ARTICLE 8 INDEMNIFICATION		40
8.1	Indemnification by Vendors	40
8.2	Indemnification by the Purchaser	40
8.3	Procedure for Indemnification	41
8.4	Additional Rules and Procedures	42
8.5	Rights Cumulative	43
8.6	GST	43
ARTICLE 9 GENERAL		43
9.1	Public Notices	43
9.2	Expenses	44
9.3	Further Assurances	44
9.4	Assignment and Enurement	44
9.5	Entire Agreement	44
9.6	Waiver	44
9.7	Notices	45
9.8	Severability	46
9.9	Execution by Facsimile	46
9.10	Counterparts	46
9.11	Governing Law and Jurisdiction for Disputes	47
9.12	Resolution of Disputes by Arbitrator	47
9.13	Consent	47
9.14	Tender of Documents and Payment of Money	47
9.15	Deemed Interest	47
9.16	Undisputed Amounts	48
9.17	Survival	48
9.18	Acknowledgement re: Trustees	48
( ii )

SHARE PURCHASE AGREEMENT

THIS AGREEMENT made as of the 1st day of November, 2005.

B E T W E E N:

PEACE ARCH ENTERTAINMENT GROUP INC., a corporation continued under the laws of the Province of Ontario

(the “Purchaser”)

- and -

THOSE PERSONS LISTED IN  TO THIS AGREEMENT

(collectively, the “Vendors”)

RECITALS:

1.

The Vendors are the registered and beneficial owners of all of the issued and outstanding shares of the Corporation; and

2.

The Vendors wish to sell to the Purchaser and the Purchaser wishes to purchase from the Vendors all of the issued and outstanding shares of the Corporation.

NOW THEREFORE, in consideration of the mutual covenants in this Agreement and for other consideration (the receipt and sufficiency of which are acknowledged) the parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1

Definitions

In this Agreement:

“2006 Financial Statements” means the unaudited financial statements of the Corporation for the fiscal year ended April 30, 2006 consisting of a balance sheet as of that date, a statement of income (loss) and retained earnings (deficit), a statement of cash flow, in each case, including, if applicable, all notes thereto and report of the Accountants thereon;

“2006 Statements” means the 2006 Financial Statements together with the Vendor’s summary of Normalized EBITDA for the 2006 fiscal year;

“Accountants” means SBLR, Chartered Accountants, 2345 Yonge Street, Suite 300, Toronto, Ontario M4P 2E5;

“Accountant’s Final Determination” has the meaning attributed to that term in Section ;

“Accounts Receivable” means all accounts receivable of the Corporation as at the Closing Date;

“Act” means the Business Corporations Act (Ontario) as of the date of this Agreement;

“Adjustment Date” means the fifth Business Day after the Three Year Normalized EBITDA has been determined in accordance with Section , hereof;

“Affiliate” has the meaning given to that term in the Act;

“Agreement”, “this Agreement”, “the Agreement”, “hereof”, “herein”, “hereto”, “hereby”, “hereunder” and similar expressions mean this Agreement, including all of its schedules and all instruments supplementing, amending or confirming this Agreement.  All references to “Articles” or “Sections” refer to the specified Article or Section of this Agreement;

“Annual Financial Statements” means the unaudited financial statements of the Corporation for the fiscal years ended April 30, 2004, April 30, 2005, and the audited financial statements of the Corporation for the six month period commencing May 1, 2005, up to and including October 31, 2005 (the “Six Month Financial Statements”), consisting of a balance sheet as of that date, a statement of income (loss) and retained earnings (deficit), a statement of cash flow, where available, in each case including all notes thereto and any report of the Accountants thereon, copies of which are attached as ;

“arm’s length” has the meaning attributed to that term in the Tax Act and the related jurisprudence;

 “Authority” means any governmental authority, body, agency, department, whether federal, provincial or municipal;

“Avanti” means Avanti Media, a division of 1387942 Ontario Ltd., an Ontario corporation;

“Balance Sheet” means the unaudited balance sheet of the Corporation as at April 30, 2005 forming part of the Annual Financial Statements;

“Business” means the sales, marketing, licensing and distribution of DVDs, videos and ancillary merchandise associated with its Catalogue presently carried on by the Corporation;

“Business Day” means any day which is not a Saturday, a Sunday, a day observed as a holiday under the laws applicable in the Province of Ontario or a day on which principal commercial banks located in Toronto are closed for business during normal business hours;

“Catalogue” means the list of products and properties set out on  attached hereto;

“Claims” has the meaning attributed to that term in Section ;

“Closing” means the completion of the sale to and purchase by the Purchaser of the Purchased Shares and the completion of all other transactions contemplated by this Agreement that are to occur at the same time as such sale and purchase;

“Closing Date” or “Date of Closing” means January 20, 2006 or such other date as the Purchaser and the Vendors may agree upon in writing;

 “Consent” means:

(i)

the consent, approval or authorization of any party to a Contract with the Corporation, required for the completion of the transactions contemplated by this Agreement, the execution of this Agreement and the closing or the performance of any terms hereof; and

(ii)

an acknowledgement from the landlord of the Location as to the matters set out in paragraphs ,  and  of Section ;

in a form satisfactory to the Purchaser, acting reasonably;

“Contract” means any agreement, indenture, contract, lease, deed of trust, license, option, instrument or other commitment, whether written or oral, including those obligations listed on  hereto;

“Corporation” means kaBOOM! Entertainment Inc., a corporation amalgamated under the laws of Ontario;

“Debt” means all current liabilities and long term debt of the Corporation;

“Deposit” has the meaning attributed to that term in Section ;

“Deverett” means Jeffrey Deverett;

“Deverett Agreement” means the agreement to be entered into between Deverett, the Corporation and the Purchaser as contemplated by Section  hereof on the terms negotiated by the parties thereto in good faith;

“EBITDA” means, with respect to any period, the Net Income of the Corporation for such period plus or minus, to the extent deducted or added in determining such Net Income, without duplication: (a) Interest Charges; (b) Taxes; and (c) depreciation expense, all as determined in accordance with GAAP;

“Employee Plans” means each retirement, pension, bonus, stock purchase, profit, sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or other compensation plan or arrangement or other employee benefit which is in existence or which is maintained by, or otherwise contributed to or required to be contributed to, the Corporation or the benefit of employees or former employee of the Corporation or the Business, all as more particularly described in ;

“Encumbrance” means any mortgage, lien (including any construction lien or certificate of action filed with respect thereto), pledge, charge, security interest, restriction, claim, set-off or encumbrance of any nature whatever;

“Employment Law” means the Ontario Employment Standards Act, 2000 and any other statue or common law governing the employer-employee relationship;

“Environmental Laws” means all federal, provincial, municipal or local laws, statutes, regulations, by-laws, ordinances, rules, policies, guidelines, orders, directives and other requirements of any government or political subdivision, agency or instrumentality or of any court, tribunal or other similar body, relating to environmental or health matters, including legislation governing the labelling, use and storage of Hazardous Substances;

“Escrow Agent” means the Canadian Imperial Bank of Commerce or such other financial institution as the Vendors and the Purchaser shall agree;

“ETA” means the Excise Tax Act (Canada), as amended from time to time;

“Executive Employment Agreement” means the employment agreement to be entered into between the Purchaser and Meyerowitz as contemplated by Section  hereof on the terms negotiated by the parties thereto in good faith;

“GAAP” means Canadian generally accepted accounting principles applied on a consistent basis and which are in accordance with recommendations from time to time of the Canadian Institute of Chartered Accountants (as published in the CICA handbook) at the date on which such generally accepted accounting principles are applied;

“Gluskin Sheff” means Gluskin Sheff & Associates Inc.

“GST” means all Taxes payable under the ETA or under any provincial legislation similar to the ETA and any reference to a specific provision of the ETA or any such provincial legislation shall refer to any successor provision thereto of like or similar effect;

“Hazardous Substances” means PCBs, asbestos, urea formaldehyde foam insulation or any other substance or material that is prohibited, controlled or regulated under any Environmental Laws;

“Independent Accounting Firm” has the meaning attributed thereto in Section ;

“Instrument” has the meaning attributed thereto in Section ;

 “Intellectual Property” means all registered, pending, common law or statutory intellectual property or rights issued to or owned or licensed to or held by the Corporation or used by the Corporation in carrying on the Business including, all common law trademarks (including logos), copyrights, copyright registrations and applications and any and all improvements and derivative works thereof, including the goodwill associated therein;

“Interest Charges” means (without duplication), for any period, for the Corporation the sum of (i) the aggregate amount of interest expense, including imputed interest with respect to capitalized lease obligations, net of interest income accrued during such period in accordance with GAAP, (ii) all capitalized interest during such period, and (iii) the net amount payable, less the net amount receivable, by the Corporation under any interest rate cap or collar arrangements or similar arrangements during such period;

“Inventories” means all inventories of the Corporation listed in Section ;

“Key Customers” means those Persons to whom the Corporation licences, assigns, sells or otherwise exploits products and/or properties listed in the Catalogue as set out on  attached hereto.

“Key Suppliers” means those Persons from which the Corporation has been granted exclusive exploitation rights for the Territory of Canada for specific productions or properties listed in its Catalogue as set out on  attached hereto;

“Location” means 88 Wingold Avenue, Toronto, Ontario M6B 1P5, together with any premise utilized in the Business subject to a lease or sublease entered into by the Corporation;

“Material Adverse Effect” means, where used in relation to the Corporation a material adverse effect on the business, operations, assets, financial condition or prospects of the Corporation;

“Material Contract” means any Contract which requires or may require the provision by the Corporation of goods or services, or the making of a financial obligation in each case having a fair market value of in excess of $50,000 as set out in  attached hereto;

“Meyerowitz” means Berne (Berry) Meyerowitz;

“Meyerowitz Escrow Agreement” means the escrow agreement to be entered into among Gluskin Sheff, Meyerowitz and the Purchaser as contemplated by Section  hereof on the terms negotiated by the parties thereto in good faith;

“Meyerowitz Escrow Amount” has the meaning attributed thereto in Section ;

“Net Income” means, for any period, the net income or loss of the Corporation determined in accordance with GAAP; provided, however, that the following shall be excluded therefrom (i) after tax gains or losses from asset sales or abandonments or reserves relating thereto, (ii) after tax items classified as extraordinary or non-recurring gains or losses, (iii) income or loss attributable to discontinued operations, including operations disposed of or closed during the period whether or not the operations were classified as discontinued, and (iv) in the case of a successor to the Corporation by consolidation or merger or as a transferee of the assets of the Corporation, any earnings of the successor corporation prior to the consolidation, merger or transfer or assets accounted for on a pooling of interest basis;

“Non-Arm’s Length Indebtedness” has the meaning ascribed to such term in Section 4.1(k) hereof;

“Normalized EBITDA”

(a)

with respect to the fiscal years ended April 30, 2004, and April 30, 2005, and the six month period ended October 31, 2005, means those amounts set out in  hereto, and

(b)

with respect to the six month period ended April 30, 2006, means the Net Income of the Corporation for such period plus (a) Interest Charges; (b) Taxes; and (c) depreciation expense, all as determined in accordance with GAAP. The following shall be added back in for purposes of calculating Normalized EBITDA for the six month period ended April 30, 2006: (i) professional fees, including legal and accounting fees, except for a deduction of the amount of $15,000, which amount represents the Corporation’s normally incurred professional fees, and (ii) any intercompany charges;

“PAE Shares” means common shares in the capital of the Purchaser;

“Parties” means, collectively, the Vendors and the Purchaser and “Party” means any of them;

 “Person” means an individual, body corporate with or without share capital, partnership, joint venture, unincorporated association, syndicate, sole proprietorship, trust, pension fund, union, governmental agency, board, tribunal, ministry, commission or department and the heirs, beneficiaries, executors, legal representatives or administrators of an individual;

 “Prime Rate” means the annual rate of interest as announced from time to time by the Canadian Imperial Bank of Commerce as the reference rate of interest then in effect for determining interest rates on commercial loans (in Canadian Dollars) made in Canada;

“Purchase Price” has the meaning attributed thereto in Section  hereof;

“Purchase Price Escrow Agreement” means the escrow agreement which may be entered into among the Vendors and the Purchaser, if required, as contemplated by Section  hereof, on the terms as negotiated by the parties in good faith;

“Purchase Price Holdback Amount” has the meaning attributed thereto in Section  hereof

“Purchased Shares” means the issued and outstanding shares of the Corporation described in ;

“Purchaser” means Peace Arch Entertainment Group Inc.;

“Purchaser’s Counsel” means Goodmans LLP;

“Purchaser’s Estimate” has the meaning attributed thereto in Section ;

“RBC Debt” means the indebtedness of the Corporation to Royal Bank of Canada (“RBC”) pursuant to a credit agreement dated November 8, 2005, pursuant to which RBC established an operating facility in favour of the Corporation in the amount of $2,000,000;

“Real Property” means any real property, whether owned or leased, and used for the conduct of the Business or previously used for such purpose;

“Ricky’s Room” means Ricky’s Room Limited Partnership, a limited partnership formed under the laws of Ontario

“Ricky’s Room Investment” means the limited partnership interest held by the Corporation in Ricky’s Room;

“Sammy Miami” means Sammy Miami Films Inc., an Ontario corporation.

“Tax” means all governmental taxes, levies, duties, assessments, reassessments and other charges of any nature whatsoever, whether direct or indirect, including income tax, profits tax, gross receipts tax, corporation tax, sales and use tax, wage tax, payroll tax, worker’s compensation levy, capital tax, stamp duty, real and personal property tax, land transfer tax, customs or excise duty, excise tax, turnover or value added tax on goods sold or services rendered, withholding tax, social security and unemployment insurance charges or retirement contributions, and any interest, fines, additions to tax and penalties thereon;

“Tax Act” means the Income Tax Act (Canada);

“Three Year Normalized EBITDA” has the meaning attributed thereto in Section ;

 “Time of Closing” means 10:00 a.m. (Toronto time) on the Closing Date or such other time as the Purchaser and the Vendors may agree upon;

“Trusts” means those Vendors identified on  as a trust;

“Vendors” means those persons listed in ;

“Vendors’ Counsel” means Aird & Berlis LLP; and

“Vendors’ Estimate” has the meaning attributed thereto in Section .

1.2

Time of the Essence

Time shall be of the essence of each provision of this Agreement.  Any extension, waiver or variation of any provision of this Agreement shall not be deemed to affect this provision and there shall be no implied waiver of this provision.

1.3

Calculation of Time

Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends.  Where the last day of any such time period is not a Business Day, such time period shall be extended to the next Business Day following the day on which it would otherwise end.

1.4

Business Days

Whenever any action to be taken or payment to be made pursuant to this Agreement would otherwise be required to be taken or made on a day that is not a Business Day, such action shall be taken or such payment shall be made on the first Business Day following such day.  Interest on all amounts due hereunder shall, however, be calculated for all days on which such amounts are outstanding, including each day that is not a Business Day.

1.5

Currency

Unless otherwise specified, all references to amounts of money in this Agreement refer to Canadian currency.

1.6

Headings

The descriptive headings preceding Articles and Sections of this Agreement are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or Sections.  The division of this Agreement into Articles and Sections shall not affect the interpretation of this Agreement.

1.7

Plurals and Gender

Words in the singular include the plural and vice versa and words in one gender include all genders.

1.8

Statutory References

Any reference to a statute shall mean the statute in force as at the date of this Agreement (together with all regulations promulgated thereunder) as the same may be amended, re-enacted, consolidated or replaced from time to time, and any successor statute thereto, unless otherwise expressly provided.

1.9

Construction

The words “including”, “include”, and “includes” shall mean “including without limitation”, “include, without limitation” and “includes, without limitation”, respectively.

1.10

Schedules

The following are the schedules annexed hereto and incorporated by reference herein and deemed to be part of this Agreement:

-	Vendors and Purchased Shares
-	Annual Financial Statements
-	Catalogue
-	Material Contracts
-	Employee Plans
-	Undisclosed Liabilities
-	Non-Arm’s Length Contracts

-	Transferred Assets
-	Wage or Salary Increases
-	Liens, Charges and Encumbrances
-	Leased Real Property
-	Inventories
-	Accounts Receivable
-	Leased Equipment
-	Employment Matters
-	Material Contracts Not Disclosed Elsewhere
-	Insurance
-	Intellectual property
-	Bank Accounts
-	Consents
-	Key Customers
-	Key Suppliers
-	PPSA Registrations
-	Normalized EBITDA
-	Avanti Payment Schedule
-	Bonus Payments
-	Deverett Expenses

ARTICLE 2
PURCHASE AND SALE OF PURCHASED SHARES

2.1

Purchase and Sale of Purchased Shares

Subject to the terms and conditions of this Agreement, at the Time of Closing, each of the Vendors (as beneficial owner) shall sell those of the Purchased Shares set out opposite his, her or its name on  free and clear from all liens, charges and encumbrances, and the Purchaser shall purchase such shares.

2.2

Purchase Price

The consideration to be paid by the Purchaser for the Purchased Shares shall be equal to an amount calculated as follows: five (5) times the Normalized EBITDA for the Corporation’s three fiscal years ending 2004, 2005 and 2006, less $298,084, provided that the Purchase Price shall not be greater than $7,701,916 or less than $6,701,916, subject to determination and adjustment as set out in Section 7 hereof (the “Purchase Price”).

ARTICLE 3
CLOSING ARRANGEMENTS

3.1

Place of Closing

The closing shall take place at the Time of Closing at the offices of the Purchaser’s counsel located at 250 Yonge Street, Suite 2400, Toronto, Ontario M5B 2M6 at the Time of Closing or at such other place and time as may be agreed upon by the Purchaser and the Vendors.

3.2

Delivery of Certificates

The Vendors shall transfer and deliver to the Purchaser at the Time of Closing share certificates representing the Purchased Shares duly endorsed in blank for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed in blank, with such signatures guaranteed to the satisfaction of the Purchaser.  The Vendors shall take such steps as shall be necessary to cause the Corporation to enter the Purchaser upon the books of the Corporation as the holder of the Purchased Shares and to issue share certificates to the Purchaser representing the Purchased Shares purchased by it.

3.3

Payment of the Purchase Price

The Parties hereto acknowledge that $100,000 of the Purchase Price was paid to Deverett as a non-refundable deposit (the “Deposit”) on December 15, 2005 pursuant to the terms of an extension agreement among the Purchaser, Deverett, Meyerowitz and the Corporation.  The balance of the Purchase Price shall be paid and satisfied by the Purchaser as follows:

(a)

At the Time of Closing, the Purchaser shall:

(i)

make payment of an amount equal to $237,000 to Deverett by certified cheque or bank draft, such amount being in respect of a shareholder loan made by Deverett to the Corporation in the amount of $337,000, $100,000 of which has been satisfied by the payment of the Deposit;

(ii)

make payment of an amount equal to $293,000 to Deverett, in respect of the Class FV1 Shares of the Corporation owned by Deverett, by certified cheque or bank draft;

(iii)

make payment of an amount equal to $1,435,000 to the trustees of the Peanut Trust, by certified cheque or bank draft;

(iv)

make payment of an amount equal to $576,250 to the trustee of the BR Family Trust, by certified cheque or bank draft;

(v)

make payment of an amount equal to $358,750 to Meyerowitz, by certified cheque or bank draft;

(vi)

issue to the BR Family Trust PAE Shares having an aggregate value of $500,000, at a share price equal to the ten (10) day average share price for PAE Shares over the ten (10) trading days immediately preceding the Date of Closing (subject to applicable securities and regulatory laws).  The parties acknowledge that the PAE Shares issued to the BR Family Trust pursuant to this Section  are in consideration for 0.4117 Class E Shares in the capital of the Corporation being transferred by the BR Family Trust to the Purchaser pursuant to the terms hereof; and

(vii)

the Purchaser shall either (A) deliver to the Escrow Agent a cash deposit, in the amount of $4,201,916, which cash deposit shall be held by the Escrow Agent in escrow in accordance with the terms of the Purchase Price Escrow Agreement and which shall bear interest, which interest shall be payable to the Vendors upon release of such amount; or (B) deliver to the Vendors a letter of credit, bank guarantee, or similar instrument acceptable to the Vendors and the Purchaser, acting reasonably (an “Instrument”), in the amount of $4,201,916 (either of which shall be referred to herein as the “Purchase Price Holdback Amount”).

3.4

Escrowed Amounts.

The parties hereto acknowledge that the Purchase Price Holdback Amount and the Meyerowitz Escrow Amount, are being held for the benefit of the Vendors to the extent of the Vendors’ interest in such amounts as provided hereunder, and do not constitute the Purchaser’s funds for any purpose except in accordance with the terms of this Agreement, the Purchase Price Escrow Agreement, if any, the Instrument, if any, and the Meyerowitz Escrow Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1

Representations and Warranties of the Vendors

The Vendors jointly and severally represent and warrant to the Purchaser (and acknowledge that the Purchaser is relying on the representations and warranties in completing the transactions contemplated by this Agreement) that:

(a)

Corporate

The Corporation is a corporation duly amalgamated and organized and is validly existing under the laws of Ontario.  The Corporation has the requisite corporate power and authority to own or lease its properties and to carry on the Business as presently conducted.  The Corporation is a private company and is a closely-held corporation as that term is defined in the Securities Act (Ontario).

Other than the ratings licenses held by the Corporation in the Provinces of Nova Scotia, Manitoba and British Columbia, which licenses are in good standing, neither the nature of the Business nor the location or character of the property owned or leased by the Corporation requires the Corporation to be registered, licensed or otherwise qualified in any jurisdiction other than in the Province of Ontario.  The Corporation has made all filings and registrations under all applicable laws and is duly qualified as a corporation to carry on business, and is in good standing, in Ontario.

(b)

Other Interests

The Corporation neither owns, directly or indirectly, nor has it agreed to acquire: (i) any of the outstanding shares or securities convertible into shares of any other corporation; or (ii) any participating interest in any partnership, joint venture or other business enterprise, other than the Ricky’s Room Investment.  The Balance Sheet fairly reflects the value of the Ricky’s Room Investment.  The Corporation shall not divest itself of the Ricky’s Room Investment prior to the Closing Date.

(c)

Trust Organization and Authorization

Each of the Trusts is a trust settled under the laws of the Province of Ontario and the trustees of such Trusts have the power to enter into and perform their respective obligations as a Vendor under this Agreement.

The execution and delivery of the Agreement by the trustees of each of the Trusts has been duly authorized and this Agreement has been duly executed and delivered by the trustees of each of the Trusts and is a legal, valid and binding obligation of the trustees of each of the Trusts enforceable against the trustees of each of the Trusts by the Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(d)

Binding Agreement, Validity of Transactions

This Agreement constitutes a legal, valid, and binding obligation of the Vendors, enforceable against each in accordance with its terms (subject, as to the enforcement of remedies, to bankruptcy, reorganization, insolvency, moratorium, and other laws relating to or affecting creditors’ rights generally and subject to the availability of equitable remedies.  The execution and delivery of this Agreement by the Vendors, the consummation of the transactions contemplated by this Agreement and the fulfilment by the Vendors of their respective obligations in this Agreement will not:

(i)

contravene or violate or result in the breach (with or without the giving of notice or lapse of time, or both) or acceleration of any obligations of the Vendors or the Corporation under:

(A)

any laws applicable to such Vendor or the Corporation;

(B)

any judgment, order, writ, injunction or decree of any court or of any governmental official, agency or instrumentality which is presently applicable to such Vendor or the Corporation;

(C)

the trust deed applicable to any such Vendor; or

(D)

the provisions of any agreement, arrangement or understanding to which such Vendor or the Corporation is a party or by which any of them are bound;

(e)

Licences, Permits and Authorizations

The Corporation has conducted the Business in compliance with, and the Corporation holds all licenses, permits and authorizations necessary for the lawful operation of the Business pursuant to, all applicable statutes, laws, ordinances, rules and regulations of all Authorities having jurisdiction over the Corporation or over any part of the Business all of which are valid and subsisting and in good standing with no violations in respect thereof as of the date of this Agreement.

(f)

Capitalization

The authorized, issued and outstanding share capital of the Corporation is comprised of the following:  (i) an unlimited number Class FV1 Shares of which 2,930 are issued and outstanding; (ii) an unlimited number of FV2 Shares none of which are issued and outstanding; and (iii) an unlimited number of Class E shares of which five (5) are issued and outstanding.  The issued and outstanding share capital has been duly and validly issued and is outstanding as fully paid and non-assessable shares in the capital of the Corporation.  There are no outstanding securities convertible into or exchangeable or exercisable for any shares of the capital stock of the Corporation, nor does the Corporation have outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance of, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock.  On the Closing Date, the Purchased Shares shall constitute all the issued and outstanding shares in the capital of the Corporation.

(g)

Ownership of Purchased Shares

The Vendors are the only legal and beneficial owners of the Purchased Shares free and clear of any liens, charges, encumbrances or rights of others (other than the rights of the Purchaser hereunder), owning the number of shares set out beside each Vendors’ name in  attached hereto.  There is no contract, option or other right of any kind binding upon or which at any time in the future may become binding upon any of the Vendors or the Corporation to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Purchased Shares, other than pursuant to this Agreement.

(h)

Financial Statements

The Annual Financial Statements present fairly the financial position of the Corporation as at April 30, 2004, April 30, 2005, and as at October 31, 2005, respectively, in all material respects and have been prepared in accordance with generally accepted accounting principles, consistently applied with prior fiscal years of the Corporation.  The Balance Sheet presents fairly a true and complete statement of the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Corporation as at April 30, 2005, and the statement of income (loss) and retained earnings (deficit) and statement of cash flow forming a part of the Annual Financial Statements accurately set forth the results of the operations of the Corporation and the source and application of the funds thereof throughout the periods covered thereby.

(i)

Absence of Undisclosed Liabilities and Long Term Debt

Except to the extent reflected or reserved against in the Balance Sheet (including the notes thereto) or incurred subsequent to the date thereof and disclosed in  and except normal trade creditors payable in the ordinary and normal course of business, the Corporation neither has any outstanding indebtedness or any liabilities or obligations (whether accrued, absolute, contingent or otherwise) nor any outstanding commitments or obligations of any kind whether or not such obligations or commitments are presently considered liabilities of the Corporation under generally accepted accounting principles. Unless otherwise disclosed in , other than the RBC Debt, and subject to the repayment of the shareholder loan made by Deverett to the Corporation, which loan shall be repaid pursuant to Section  at the Time of Closing, the Corporation will not be subject to any long term debt, capital leases or other liabilities which become due and payable more than twelve (12) months after the Closing Date.

(j)

Ricky’s Room

The Corporation is a limited partner of Ricky’s Room.  Ricky’s Room is a limited partnership formed under the laws of the province of Ontario and duly registered under the Ontario Limited Partnership Acts.  The general partner of Ricky’s Room is Ricky’s Room Inc., a corporation duly incorporated and in good standing under the laws of the province of Ontario. The limited partnership agreement of Ricky’s Room dated March 20, 1998 has not been amended, and is in full force and effect and no proceedings have been taken or are pending to amend or terminate such agreement. The business of Ricky’s Room is the distribution and licensing of a children’s television series entitled “Ricky’s Room” and the production, distribution and licensing of related products including DVDs, videos and ancillary merchandise.  The financial statements of Ricky’s Room as at December 31, 2004 (the “Ricky’s Room Financials”), which have been provided to the Purchaser, present fairly the financial position of Ricky’s Room as at December 31, 2004 and there has been no material adverse change in the assets, business, financial condition, results of operation or prospects of Ricky’s Room since December 31, 2004. Except to the extent reflected in the Ricky’s Room Financials, Ricky’s Room neither has any outstanding indebtedness or any liabilities or obligations (whether accrued, absolute, contingent or otherwise) nor any outstanding commitments or obligations of any kind whether or not such obligations or commitments are presently considered liabilities of Ricky’s Room under generally accepted accounting principles

(k)

Tax Matters

(i)

Adequate provision has been made by the Corporation in the Balance Sheet for any Taxes due and unpaid at the date of the Balance Sheet, or for the payment of any Tax instalments due in respect of the current taxation year of the Corporation.  Except to the extent reflected or reserved against in the Balance Sheet, the Corporation is not liable for any Taxes.  Canadian federal and provincial income tax assessments or reassessments have been received by the Corporation covering all past periods through October 31, 2005, and the Corporation has paid all such assessments and reassessments, or where permitted by law, security therefor has been provided.  There are no notices of objection or appeals outstanding with respect to any assessment, reassessment or determination of the Corporation by any Authority.  There are no actions, suits, audits, investigations, claims or other proceedings pending or, to the knowledge of the Vendors after due enquiry, threatened, against the Corporation in respect of any Taxes and there are no facts or circumstances known to the Vendors, or acts, omissions, events, transactions, or series of transactions (including without limitation: (i) the settlement of The Peanut Trust and/or The BR Family Trust and the transfer of any shares in the capital of the Corporation to the Trusts; and (ii) the entering into and/or completion of this Agreement) occurring wholly or partly on or before the Time of Closing, which could, or are likely to, give rise to any such actions, suits, investigations, claims or other proceedings.  There are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Tax return or the payment of any Taxes by the Corporation;

(ii)

The Corporation has on a timely basis filed all Tax returns, information returns, elections or designations required to be filed by them pursuant to any Tax legislation. No such filing has contained any material misstatement or omitted any statement of any material fact that should have been included therein.  The Corporation has not filed nor is it required to file any Tax returns, information returns or designations in any jurisdiction outside Canada;

(iii)

The Corporation has withheld and remitted to the proper Authority, or where permitted by law, provided security for, on a timely basis and in a form required under the appropriate Tax legislation, all amounts in respect of Taxes (including Canada Pension Plan contributions and unemployment insurance premiums and any other deductions) required to be withheld and remitted by it;

(iv)

There is no deductible outlay or expense owing by the Corporation to a person with whom it was not dealing at arm’s length at the time the outlay or expense was incurred which is unpaid and which will be included in the Corporation’s income for any taxation year ending on or after the Closing Date;

(v)

All of Interest Charges which have been paid or is payable by the Corporation deductible in calculating the Corporation’s income for Tax purposes;

(l)

Non-Arm’s Length Matters

(i)

On the Closing Date, the Corporation shall not have any loans or indebtedness outstanding which have been made to directors, former directors, officers, shareholders or employees of either the Corporation or to any person or corporation not dealing at arm’s length with any of the foregoing, (collectively, the “Non-Arm’s Length Indebtedness”);

(ii)

The Corporation has not, either directly or indirectly, transferred property to or acquired property from a Person with whom the Corporation was not dealing at arm’s length for consideration other than consideration equal to the fair market value of the property at the time of the disposition or acquisition thereof;

(iii)

Except as set forth in , and subject to the repayment of the shareholder loan made by Deverett to the Corporation, which loan shall be repaid pursuant to Section  on the Closing Date, the Corporation shall not have any Contract or arrangement to which it is a party in which any of the Vendors, any director or officer of the Corporation or any other Person not dealing at arm’s length with the Vendors, the Corporation or any director or officer of the Corporation has an interest, whether directly or indirectly, including, without limitation, arrangements for the payment of management or consulting fees of any kind whatsoever.

(m)

ETA

The Corporation is a registrant for purposes of the ETA, and its registration number is 89402 0635;

(n)

Residency

None of the Vendors is a non-resident of Canada within the meaning of the Tax Act;

(o)

Absence of Changes

Since April 30, 2005:

(i)

no material adverse change has occurred in any of the assets, business, financial condition, results of operation or prospects of the Corporation, its Key Customers and/or its Key Suppliers, nor has any other event, condition or state of facts occurred or arisen that might materially and adversely affect, or threaten to materially and adversely affect, the Corporation or the business, results of operations or prospects of the Corporation or the ability of any of such Persons to carry on their respective businesses substantially the same as if such business were being conducted as of April 30, 2005 (other than facts relating to general economic conditions which would not have a disproportionate effect on the Corporation in relation to other corporations).

(ii)

no damage, destruction or loss, labour trouble or any other event, development or condition of any character (whether or not covered by insurance) has occurred which might have a Material Adverse Effect.

(p)

Absence of Unusual Transactions

Since April 30, 2005, the Corporation has not:

(i)

transferred, assigned, sold or otherwise disposed of any of the assets shown in the Balance Sheet or cancelled any debts or claims except in each case in the ordinary and normal course of business or as disclosed in ;

(ii)

incurred or assumed any obligation or liability (direct or contingent), except those listed in  and except unsecured current obligations and liabilities incurred in the ordinary and normal course of business;

(iii)

discharged or satisfied any lien or encumbrance, or paid any obligation or liability (fixed or contingent) other than liabilities included in the Annual Balance Sheet and liabilities incurred since the date thereof in the ordinary and normal course of business;

(iv)

declared or made any payment of any dividend or other distribution in respect of any shares in its capital or purchased or redeemed any such shares thereof, including, without limitation, any Class FV1 Shares, or effected any subdivision, consolidation or reclassification of any such shares or repaid in full or in part any shareholder loans;

(v)

suffered an operating loss or any extraordinary loss, or waived any rights of substantial value, or entered into any commitment or transaction not in the ordinary and normal course of business where such loss, rights, commitment or transaction is or would be material in relation to the Corporation;

(vi)

qualified, amended or changed or taken any action to amend or change its constating documents or by-laws;

(vii)

made any general wage or salary increases or in respect of personnel which it employs, other than as provided for in ;

(viii)

except as disclosed in , mortgaged, pledged, subjected to lien, granted as security interest in or otherwise encumbered any of its assets or property, whether tangible or intangible;

(ix)

paid or become liable for any management fee or any other fee or charge whatsoever to the Vendors or any Person who is an associate of the Vendors or paid or agreed to pay any bonus or like payment to any Person;

(x)

loaned or agreed to lend money to any Person including a shareholder; or

(xi)

authorized or agreed or otherwise become committed to any of the foregoing.

(q)

Ownership of Assets

Except as disclosed in the Balance Sheet or in , the Corporation has good and marketable title to all of its assets, real and personal, including those reflected on the Balance Sheet or acquired since the date of the Balance Sheet (except as since transferred, sold or otherwise disposed of in the ordinary and normal course of business), free and clear of all mortgages, pledges, liens, title retention agreements, encumbrances or charges of any kind or character.

(r)

Leases of Personal Property

 sets forth a true and complete list in all material respects of all equipment, other personal property and fixtures in the possession or custody of the Corporation which, as of the date hereof, is leased or held under licence or similar arrangement and of the leases, licenses, agreements, or other documentation relating thereto.

(s)

Leases of Real Property

Other than the leases and subleases referred to in , the Corporation is not a party to or bound by any lease, sublease, license or other instrument relating to real property and the Corporation has not entered into any other instrument relating to real property.  All interests held by the Corporation under such leases or subleases are: (i) free and clear of any and all liens, charges and encumbrances of any nature and kind whatsoever; (ii) in good standing and in full force and effect without amendment; (iii) all amounts of rent and other amounts presently owing thereunder have been paid; and (iv) the Corporation has complied with all of its obligations under such leases or subleases and the Corporation is not in default or breach and has not received a notice of default or breach of its obligations under such leases or subleases.

(t)

Real Property

The Corporation does not hold any interest in any real property or, except for the leases referred to in .

(u)

Condition of Assets

All material tangible assets of the Corporation used in or in connection with the Business or any part thereof are in good condition, repair and (where applicable) proper working order, having regard to the use and age thereof, except only for reasonable wear and tear.

(v)

Litigation

There is no suit, action, dispute, civil or criminal litigation, claim, arbitration or legal, administrative or other proceeding or governmental investigation, including appeals and applications for review (collectively, “Claims”), pending or, to the best of the Vendor’s knowledge, threatened against the Corporation or affecting any of their assets or properties or the Business.  There are no facts or circumstances known to the Vendors which are likely to give rise to any such Claims.  There is not presently outstanding against the Corporation any judgement, execution, decree, injunction, rule or order of any court, Authority, administrative agency or arbitrator.

(w)

Inventories

 sets forth the list of the inventories audited to October 31, 2005, (the “Inventories”) of the Corporation as at October 31, 2005, which list is true and correct.  The Inventories are in good condition, are merchantable, are of a quality and quantity useable or saleable in the ordinary course of business, are fit for the purposes for which they are intended (except to the extent, if any, written down to net realizable value on the Annual Financial Statements) and are carried on the books of the Corporation at the lower of cost and net realizable value.  Inventories are labelled and stored in compliance with all applicable federal, provincial and local laws, ordinances, and governmental rules and regulations.

(x)

Accounts Receivable

 sets forth the list of the Accounts Receivable audited to October 31, 2005, which list is true and correct.  The Accounts Receivable set out in  are, and all other accounts receivable at the Time of Closing shall be, bona fide and good and collectible at their face amounts in the ordinary course of business (subject to no defence, counterclaim or set-off) except to the extent of any reserves provided for doubtful accounts in the ordinary course of business.

(y)

Material Contracts

Except for the liens, charges and encumbrances referred to in , the leases and agreements referred to in , the leases of Real Property referred to in , the written employment contracts referred to in  and the contracts and agreements referred to in  and except as otherwise disclosed in the Annual Financial Statements, the Corporation is not a party to or bound by any Material Contract either now or in the future, whether oral or written, other than as set out in .  The Contracts referred to in , , , , , and  are all in full force and effect unamended and no material default exists and there exists no condition, event or act which, with the giving of notice or lapse of time or both would constitute such a default or breach under such contracts and commitments.

(z)

Employment Matters

(i)

The Corporation is not a party to any written employment, service or pension agreement, benefit plan or collective agreement relating to the Business except as described in  and .

(ii)

All individuals currently, and heretofore, engaged and remunerated by the Corporation, on behalf of whom the Corporation withholds tax at source, is an employee within the meaning of the Tax Act.

(iii)

The Corporation has satisfied all of its obligations and liabilities to its employees and former employees arising out of their employment under the Employment Standards Act (Ontario), including those with respect to any and all lay-offs and terminations of any employees.

(iv)

The Corporation has not made and is not otherwise bound by any Contracts with any labour union or employee association.

(v)

The Corporation has no Contracts nor is it bound or otherwise liable under any Contracts for the payment of any bonus, work incentive, profit sharing, savings, retirement, deferred compensation, stock option, stock purchase, pension, hospitalization, medical, dental, vision care, drug, sick leave, life insurance, weekly indemnity, long term disability, supplemental unemployment benefit, legal assistance, or any other sort or type of benefit or insurance plan, whether self-insured or otherwise, except for the Employee Plans.  All Employee Plans are in good standing, have been administered in accordance with their terms and Applicable Laws and, in each case, the Corporation has paid all premiums owing pursuant to such Employee Plans. At the Time of Closing, all pension plans and retiring allowances of the Corporation will be fully funded.

(vi)

No notice has been received by the Corporation of any complaints filed by any of the employees against the Corporation claiming that the Corporation has violated any Employment Law.

(vii)

There are no actual or, to the knowledge of the Vendors, threatened actions for wrongful dismissal involving any former employee of the Corporation.

(aa)

Insurance

(i)

The Corporation has all of its assets, property and undertaking and the Business insured against loss or damage by all insurable hazards or risks on a replacement cost basis and such insurance coverage will be continued in full force and effect (with all premiums paid) up to and including the Closing Date.  The Corporation is not in default, whether as to the payment of premium or otherwise, under the terms of any such policy.  The Corporation has not failed to give any notice or present any claim under any such policy in due and timely fashion.  Nothing has been done or omitted to be done by the Corporation which could make any policy of insurance void or voidable.

(ii)

 is a true and complete list setting forth all insurance policies (specifying the issuer, the amount of the coverage, the type of insurance, the policy number and any pending claims thereunder) maintained by the Corporation with respect to its assets, property and undertaking and the Business as of the date hereof.  Also forming part of  are true and complete copies of the most recent inspection reports, if any, received from insurance underwriters or employees or agents of the Corporation as to the condition of their assets, property and undertaking and the Business.

(bb)

Intellectual Property

The Corporation is the legal and beneficial owner of the Intellectual Property set out on  hereto, with good and valid title thereto, free and clear of all Encumbrances.

(cc)

Compliance with Laws

The Corporation is in compliance in all material respects with, and will at the Closing Date have filed all reports or returns required under, all laws, regulations, orders, judgments or decrees applicable to it.

(dd)

Bank Accounts, etc.

There is set forth in  hereto the name of each bank or other depository in which the Corporation maintains any bank account, trust account or safety deposit box and the names of all persons authorized to draw thereon or who have access thereto.

(ee)

Absence of Guarantees

The Corporation has not given or agreed to give, or is a party to or bound by, any guarantee of indebtedness, indemnity, bond or suretyship or other obligations of another Person or Persons or any other commitment by which the Corporation is, or is contingently, responsible for such indebtedness or other obligations.

(ff)

Corporate Records

The minute books of the Corporation contains, and will contain at the Closing Date, accurate and complete minutes of all meetings and resolutions of its directors and shareholders held since their incorporation.  All resolutions of the Corporation were duly passed and all meetings of the Corporation were duly held, and its share certificate books and share certificate registers are, and will at the Closing Date be, complete and accurate and shall reflect all transactions contemplated by this Agreement.

(gg)

Consents

Except as set out in , no Consents or declaration, filing (other than administrative filings with Tax authorities, companies registries and the like) or registration with, any Authority is required to be made or obtained by the Corporation or the Vendors prior to, or as a condition of, the consummation of the transactions contemplated in this Agreement.

(hh)

Powers of Attorney

The Corporation has not given any or irrevocable power of attorney relating to the Business (other than such powers of attorney given in the ordinary course of business with respect to routine matters) to any Person for any purpose whatsoever.

(ii)

Environmental Matters

The Business has been and is being carried on and the undertakings of the Corporation has been and are being conducted in compliance with common law and all applicable Environmental Laws.  The Vendors do not know, or have reasonable grounds to know, of any fact which could give rise to a notice of non-compliance with any Environmental Laws.

(jj)

Investment Canada

The Corporation is not “controlled by an American” within the meaning of the Investment Canada Act (Canada).

(kk)

Brokers

Neither the Vendors nor the Corporation have engaged any broker or other agent in connection with the transactions contemplated in this Agreement and, accordingly, there is no commission, fee or other remuneration payable to any broker or agent who purports or may purport to act or have acted for the Vendors, or the Corporation.

(ll)

Full Disclosure

None of the foregoing representations and statements of fact contains any untrue statement of a material fact or omits to state any material fact necessary to make any such statement or representation not misleading to a prospective purchaser of the Purchased Shares seeking full information as to the Corporation and its properties, businesses and affairs.  There is no fact that the Vendors have not disclosed to the Purchaser in writing or, so far as the Vendors can foresee, that might have a Material Adverse Effect (other than facts relating to general economic conditions which would not have a disproportionate effect on the Corporation in relation to other corporations) or that might materially adversely effect the ability of the Vendors to perform their obligations under this Agreement.

4.2

Representations and Warranties of the Purchaser

The Purchaser hereby represents and warrants to the Vendors (and acknowledges that the Vendors are relying on the representations and warranties in completing the transactions contemplated hereby) that:

(a)

Corporate

The Purchaser is a corporation duly amalgamated under the laws of Ontario and has not been dissolved.

(b)

Authority

The Purchaser has all necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder and the execution and delivery of this Agreement and the performance by the Purchaser of its obligations hereunder has been duly authorized by all necessary corporate action on the part of the Purchaser.

(c)

Enforceability

This Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms (subject, as to the enforcement of remedies, to bankruptcy, reorganization, insolvency, moratorium, and other laws relating to or affecting creditors’ rights generally and subject to the availability of equitable remedies).  The execution and delivery of this Agreement by the Purchaser, the consummation of the transactions contemplated hereby and the fulfilment by the Purchaser of the terms, conditions and provisions hereof will not:

(i)

contravene or violate or result in the breach (with or without the giving of notice or lapse of time, or both) or acceleration of any obligations of the Purchaser under:

(A)

any laws applicable to the Purchaser;

(B)

any judgement, order, writ, injunction or decree of any court or of any Authority which is presently applicable to the Purchaser;

(C)

the articles, by-laws or any resolutions of the Purchaser or any amendments thereto or restatements thereof; or

(D)

the provisions of any agreement, arrangement or understanding to which the Purchaser is a party or by which it is bound.

(d)

Purchaser Not Non-Canadian

The Purchaser is not a “non-Canadian” within the meaning of the Investment Canada Act (Canada).

(e)

Brokers

The Purchaser has not engaged any broker or other agent in connection with the transactions contemplated in this Agreement and, accordingly, there is no commission, fee or other remuneration payable to any broker or agent who purports or may purport to have acted for the Purchaser.

4.3

Non-Waiver

No investigations made by or on behalf of any party at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made by the other parties herein or pursuant hereto.

4.4

Nature and Survival of Vendor’s Representations and Warranties

The representations and warranties of the Vendors contained in this Agreement or in any document or certificate given pursuant to this Agreement shall survive the Closing for the benefit of the Purchaser as follows:

(a)

as to the representations and warranties contained in sections  and  indefinitely;

(b)

as to Tax matters, until the date following expiration of all periods allowed for objecting and appealing the determination of any proceedings relating to any assessment or reassessment of the Corporation by any Taxing authority in respect of any taxation period ending on or prior to the Closing or in which the Closing occurs unless a bona fide notice of a claim shall have been made in writing before the expiry of that period, in which case the representation and warranty to which such notice apply shall survive in respect of that claim until the final determination or settlement of the claim; and

(c)

as to all other matters, for a period of three (3) years, unless a bona fide notice of a claim shall have been given in writing before the expiry of that period, in which case the representation and warranty to which such notice applies shall survive in respect of that claim until the final determination or settlement of that claim.

4.5

Survival of Purchaser’s Representations and Warranties

The representations and warranties of the Purchaser contained in this Agreement or any document or certificate given pursuant to this Agreement shall survive the Closing for the benefit of the Vendors for a period of three (3) years, unless a bona fide notice of claim shall have been made in writing before the expiry of that period, in which case the representation and warranty to which such notice applies shall survive in respect of that claim until the final determination or settlement of that claim.

ARTICLE 5
COVENANTS OF THE PARTIES PRIOR TO CLOSING

5.1

Operations before Closing

Except as otherwise contemplated or permitted by this Agreement, during the period from the date of this Agreement to the Time of Closing, the Vendors:

(a)

shall promote the interest and maintain the goodwill of the Corporation and of all persons having business relations with the Corporation and shall continue to operate, in consultation with the Purchaser, the Business in the ordinary course consistent with past practice, including paying and satisfying all Debts and obligations of the Corporation as such Debts and obligations mature;

(b)

shall not, without the prior written consent of the Purchaser, perform or make any material act or decision to enter into any contract, commitment or transaction not in the ordinary course of business or which could have a Material Adverse Effect, or which could constitute a breach of the covenants, representations or warranties of the Vendors contained in this Agreement or which could cause such covenants, representations and warranties not to be true at the Time of Closing, including:

(i)

entering into commitments acquiring or initiating new businesses or undertakings or assuming any material commitment or obligation (by written agreement or otherwise) or selling, encumbering or otherwise disposing or distributing any material assets except in the ordinary course of business consistent with past practice.  For purposes hereof, a commitment, obligation or asset will be deemed to be material if, among other things, it alone has a value in excess of $50,000 or all such commitments, obligations and assets have a value of more than $50,000 in the aggregate;

(ii)

entering into any employment, labour, consulting or service contracts except in the ordinary course of business consistent with past practice;

(iii)

terminating any employment agreements or giving notice of termination except in the ordinary course of business consistent with past practice;

(iv)

initiating or settling any litigation to which the Corporation may be or may become a party;

(v)

entering into any transaction, understanding or arrangement with any Person or Persons with whom they are not acting at arm’s length;

(vi)

incurring any additional indebtedness which, in the aggregate, exceeds $50,000; or

(vii)

amending, revising, renewing or terminating any lease, licence, registered user or any other material agreement to which the Corporation may be a party or which may affect the Business or the Purchased Shares or Intellectual Property (whether domestic or foreign and whether registered or unregistered relating to the Business);

(c)

shall give notice to the Purchaser of any potential default or breaches of representations, warranties or covenants of the Vendors, or any other material matter which may affect the Business or the Purchased Shares, forthwith upon becoming aware of such matters;

(d)

shall continue to maintain in full force and effect all policies of insurance currently in effect in respect of the Business and give all notices and present all claims under all policies of insurance in a due and timely fashion;

(e)

shall use their best efforts to ensure that there will not be:

(i)

any material adverse change in the condition or operations of the business, assets, financial condition, Key Customers and/or Key Suppliers of the Corporation other than changes in the ordinary and normal course of business, none of which might have a Material Adverse Effect; or

(ii)

any damage, destruction or loss, labour trouble or any other event, development or condition of any character (whether or not covered by insurance) which might have a Material Adverse Effect;

(f)

shall ensure that the Corporation will not:

(i)

issue or sell any shares in its capital, or any warrants, bonds, debentures or other securities of the Corporation or issue, grant or deliver any right, option or other commitment for the issuance of any such other securities;

(ii)

discharge or satisfy any lien or encumbrance, or pay any obligation or liability (fixed or contingent) other than liabilities included in the Audited Balance Sheet and liabilities incurred after the date thereof in the ordinary and normal course of business consistent with past practice;

(iii)

declare or make any payment of any dividend or other distribution in respect of any shares in its capital or purchase or redeem any such shares thereof including without limitation, any Class FV1 Shares, or effect any subdivision, consolidation or reclassification of any such shares or repay in full or in part any shareholder loans;

(iv)

suffer a loss, or waive any rights of substantial value, or enter into any commitment or transaction, in all cases not in the ordinary and normal course of business consistent with past practice, where such loss, rights, commitment or transaction has or would have a Material Adverse Effect;

(v)

amend or change or take any action to amend or change its constating documents or by-laws or any contract (including leases);

(vi)

make any general wage or salary increase, pay any bonuses (other than as disclosed in  which bonus payments were made in the normal and ordinary course) or extraordinary payments or enter into any employment agreements in respect of personnel which it employs;

(vii)

pay or become liable for any management fee, bonus (other than as disclosed in  which bonus payments were made in the normal and ordinary course) or like payment or any other fee or charge whatsoever to the Vendors or any Person who is not dealing at arm’s length with the Corporation, any director or officer of the Corporation, or any one or more of the Vendors;

(viii)

lend or agree to lend money to any Person, including a shareholder; or

(ix)

authorize or agree or otherwise become committed to any of the foregoing;

(g)

shall cause the Corporation to pay all payables and collect all receivables in a timely manner in the ordinary course of business consistent with past practice; and

(h)

shall not have discussions with any Person with a view to selling, directly or indirectly, the Purchased Shares.

5.2

Approvals and Consents

The Vendors shall forthwith use their best efforts to obtain as of the Time of Closing all Consents and shall comply with any conditions thereof, which are required in connection with the completion of the transactions contemplated by this Agreement, the execution of this Agreement, and the closing or the performance of any of the terms and conditions hereof.

5.3

Access and Information

The Vendors shall at all times during the period from the date of this Agreement until the Time of Closing make available to the Purchaser and its representatives and advisers for examination all books and records of the Corporation (including minute books and accounting ledgers) in its possession or under its control.  The Vendors shall provide copies of the foregoing when reasonably requested by the Purchaser.  During the period from the date of this Agreement until the Time of Closing, the Purchaser and its representatives and advisers may access the premises of the Corporation by making arrangements in advance with Meyerowitz or the Corporation’s Vice President, Finance and Operations (each of whom will act on a best efforts basis to allow for such access), in order to make such investigations as the Purchaser shall deem advisable, including for purposes of conducting any environmental audits or other investigations.  With notice in advance to the Vendors, the Vendors shall also permit such federal, provincial or municipal authorities as the Purchaser may require to inspect the premises or other assets of the Corporation at any time during the period from the date of this Agreement to the Time of Closing.  The Vendor shall give such Persons all reasonable means necessary to effect such examinations and investigations and shall cause its agents, employees, officers and directors to use their best efforts to aid such Persons in such examinations and investigations.  The Vendors consent to the Purchaser making applications and inquiries under any freedom of information legislation (federal, provincial or municipal) and shall sign any documents or forms of consent incidental thereto.  The exercise of any rights of access, inspection or examination by or on behalf of the Purchaser shall not effect or mitigate the Vendor’s covenants, representations and warranties in this Agreement.  The Vendors shall provide the Purchaser and its representatives and advisers at all times during the period from the date of this Agreement to the Time of Closing with an opportunity to meet with the auditors and any employees, advisers or personnel of the Corporation, provided that the Corporation may reasonably refuse to allow the Purchaser to meet with employees and personnel prior to the public announcement of the transactions contemplated herein to the extent such meetings would result in premature disclosure of the transactions to the employees and personnel of the Corporation or otherwise unreasonably interfere with the day to day operations of the Corporation.

5.4

Nature and Survival of Covenants

Except as may otherwise be provided in this Agreement, the covenants of the Vendors and the Purchaser, as the case may be, set forth in this Agreement shall survive the Closing and, notwithstanding the Closing, shall continue in full force and effect for the benefit of the Purchaser and the Vendors, as the case may be, indefinitely.

ARTICLE 6
CONDITIONS PRECEDENT TO THE PERFORMANCE
BY THE PARTIES OF THEIR OBLIGATIONS UNDER THIS AGREEMENT

6.1

The Purchaser’s Conditions

The obligation of the Purchaser to complete the purchase of the Purchased Shares hereunder shall be subject to the satisfaction of, or compliance with, at or before the Time of Closing, each of the following conditions (each of which is hereby acknowledged to be inserted for the exclusive benefit of the Purchaser):

(a)

Representations and Warranties

All representations and warranties of the Vendors made pursuant to this Agreement shall be true and correct with the same force and effect as if made at and as of the Time of Closing, and the Vendors shall have delivered to the Purchaser at the Time of Closing a certificate dated the Closing Date under corporate seal, duly executed by a senior officer of each of the Vendors acceptable to the Purchaser, to such effect.  The receipt of such certificate and the closing of the transaction of purchase and sale provided for in this Agreement shall not be nor deemed to be a waiver of the representations and warranties of the Vendors contained in this Agreement, which representations and warranties shall continue in full force and effect for the benefit of the Purchaser as provided in .

(b)

Performance of Obligations

The Vendors shall have performed or complied with, in all respects, all of their obligations, covenants and agreements in this Agreement which are to be performed or complied with by the Vendors at or prior to the Time of Closing, and the Vendors shall have delivered to the Purchaser at the Time of Closing a certificate dated the Closing Date under corporate seal, duly executed by a senior officer of each of the Vendors acceptable to the Purchaser, to such effect.

(c)

Receipt of Closing Documentation

All documentation relating to the due authorization and completion of the purchase and sale of the Purchased Shares and all actions and proceedings taken on or prior to the Closing Date in connection with the performance by the Vendors of their obligations, covenants and agreements under this Agreement shall be satisfactory to the Purchaser and its counsel, acting reasonably, and the Purchaser shall have received copies of all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated hereby and the taking of all corporate proceedings in connection therewith in compliance with these conditions, in form and substance satisfactory to the Purchaser and its counsel, acting reasonably.

(d)

Vendors’ Closing Opinion

The Purchaser shall have received an opinion dated as of the Closing Date from the Vendors’ counsel in such form and as to such matters as the Purchaser or the Purchaser’s counsel may reasonably request provided that, insofar as the opinions expressed in such opinion are based on matters of fact, such opinions may be based upon certificates of the Vendors, public officials and officers of the Corporation and, as to matters involving the laws of jurisdictions in which such counsel is not qualified to practice, on opinions of recognized local counsel in such jurisdictions.

(e)

Consents

All Consents shall have been obtained and complied with on or before the Time of Closing.

(f)

Approvals

The acquisition of all of the Purchased Shares pursuant to this Agreement shall have been approved by the Board of Directors and, if necessary, by the shareholders of the Corporation.

(g)

Lease Matters

Without limiting the generality of paragraph  of this Section , the Vendors shall have obtained from the landlord of the Location an acknowledgement that:

(i)

the leases or subleases governing occupancy of such premises, are in good standing and in full force and effect without amendment;

(ii)

the closing of the transactions contemplated herein will not result in the increase in the rent presently being paid under any lease or sublease or any change in terms of any lease or sublease as they exist on the date hereof; and

(iii)

the Corporation has paid or caused to be paid all rents and other amounts presently owing under the leases or subleases governing occupancy to the Location.

(h)

No Action to Restrain

No action or proceeding shall be pending or threatened by any Authority or any other Person (including a party hereto) to restrain or prohibit the completion of the transactions contemplated by this Agreement or to prevent or restrain the Corporation, as the case may be, from carrying on the Business as presently carried on.

(i)

No Material Adverse Change

Except as has been specified in this Agreement, since the date of this Agreement there shall not have been:

(i)

any material adverse change in any of the assets, business, financial condition, results of operation or prospects of the Corporation, nor shall any other event, condition or state of facts have occurred or arisen that the Purchaser reasonably believes has, or threatens to have, a Material Adverse Effect of or which might materially adversely effect, in the Purchaser’s reasonable opinion, the ability of the Corporation to carry on its business after the Closing substantially as such business is being conducted upon the date hereof; or

(ii)

any damage, destruction or loss, or other event, development or condition of any character (whether or not covered by insurance) which would have a Material Adverse Effect.

(j)

Directors and Officers

All directors and officers of the Corporation specified by the Purchaser shall have resigned and shall have executed a form of release satisfactory to the Purchaser and the Purchaser’s counsel, acting reasonably.

(k)

Due Diligence

The Purchaser has commenced the conduct of investigations of the business and financial position of the Corporation and shall continue such investigations after the execution of this Agreement.  The Purchaser shall have been satisfied, in its absolute discretion, with the results of its due diligence review of the Corporation and the Business, including its review of the Annual Financial Statements. The Purchaser acknowledges that it is satisfied with its due diligence review of the due diligence materials and information provided by the Vendors to the date of execution of this Agreement.

(l)

Board Approval

The board of directors of the Purchaser shall have approved of the transaction contemplated in this Agreement.  The Purchaser hereby acknowledges that its board of directors approved the transaction contemplated in this Agreement on the basis of a draft of this Agreement on December 12, 2005.

(m)

Executive Employment Agreement

Meyerowitz shall have entered into the Executive Employment Agreement.

(n)

Deverett Agreement

Deverett shall have entered into the Deverett Agreement.

(o)

RBC Debt

The Vendors shall have delivered to the Purchaser an undertaking of RBC to fully discharge any and all security interests granted in favour of RBC in and to any assets and/or the undertaking of the Corporation and/or the Purchased Shares upon repayment in full of the RBC Debt, which amount shall be reflected in a payout statement issued by RBC.

(p)

Discharges

The registrations filed against the Corporation under the Personal Property Security Act (Ontario) set out in  shall have been discharged on or before the Time of Closing.

(q)

Repayment of Expenses by Deverett

Deverett shall have repaid the Corporation the expenses listed on .

6.2

Conditions of the Vendors

The obligation of the Vendors to complete the sale of the Purchased Shares hereunder shall be subject to the satisfaction of or compliance with, at or before the Time of Closing, of each of the following conditions (each of which is hereby acknowledged to be inserted for the exclusive benefit of the Vendors):

(a)

Representations and Warranties

All representations and warranties that the Purchaser made pursuant to this Agreement shall be true and correct with the same force and effect as if made at and as of the Time of Closing, and the Purchaser shall have delivered to the Vendors at the Time of Closing its certificate dated the Closing Date under corporate seal, duly executed by a senior officer of the Purchaser acceptable to the Vendors, to such effect.  The receipt of such certificate and the Closing of the transaction of purchase and sale provided for in this Agreement shall not be nor be deemed to be a waiver of the representations and warranties of the Purchaser contained in this Agreement, which representations and warranties shall continue in full force and effect for the benefit of the Vendors as provided in .

(b)

Performance of Agreement

The Purchaser shall have performed or complied with, in all respects all of its obligations, covenants and agreements in this Agreement which are to be performed or complied with by the Purchaser at or prior to the Time of Closing and shall have delivered to the Vendors at the time of Closing its certificate dated the Closing Date under corporate seal, duly executed by a senior officer of the Purchaser acceptable to the Vendors, to such effect.

(c)

Receipt of Closing Documentation

All documentation relating to the due authorization and completion of the purchase and sale of the Purchased Shares and all actions and proceedings taken on or prior to the Closing Date in connection with the performance by the Purchaser of its obligations under this Agreement shall be satisfactory to the Vendors and their counsel, acting reasonably, and the Vendors shall have received copies of all such documentation or other evidence as they may reasonably request in order to establish the consummation of the transactions contemplated hereby and the taking of all corporate proceedings in connection therewith in compliance with these conditions, in form and substance satisfactory to the Vendors and their counsel, acting reasonably.

(d)

Purchaser’s Closing Opinion

The Vendors shall have received an opinion dated as of the Closing Date from counsel for the Purchaser in such form and as to such matters as the Vendors or their counsel may reasonably request provided that, insofar as the opinions expressed in such opinion are based on matters of fact, such opinions may be based upon certificates of the Purchaser, public officials and officers of the Purchaser and, as to matters involving the laws of jurisdictions in which such counsel is not qualified to practice, on opinions of recognized local counsel in such jurisdictions.

(e)

No Action to Restrain

No action or proceeding shall be pending or threatened by any Authority or any other Person (including a party hereto) to restrain or prohibit the completion of the transactions contemplated by this Agreement.

(f)

Deverett Release

Deverett shall have received, in a form satisfactory to Deverett, a full and final release of his personal guarantee of the RBC Debt.

6.3

Waiver by Purchaser

If any of the conditions set forth in Section  have not been fulfilled, performed or satisfied at or prior to the Closing, the Purchaser may, by written notice to the Vendors terminate all of its obligations hereunder and the Purchaser shall be released from all its obligations under this Agreement.  Any of such conditions may be waived in whole or in part by the Purchaser by instrument in writing given to the Vendors without prejudice to any of the Purchaser’s rights of termination in the event of non-performance of any other condition, obligation or covenant in whole or in part, and without prejudice to its right to complete the transaction of purchase and sale contemplated by this Agreement and claim damages for breach of representation, warranty or covenant.

6.4

Waiver by Vendors

If any of the conditions set forth in Section  have not been fulfilled, performed or satisfied at or prior to the Closing, the Vendors may, by written notice to the Purchaser, terminate all of their obligations hereunder and the Vendors shall be released from all their obligations under this Agreement.  Any of such conditions may be waived in whole or in part by the Vendors by instrument in writing given to the Purchaser, without prejudice to any of the Vendors’ rights of termination in the event of non-performance of any other condition, obligation or covenant in whole or in part, and without prejudice to their right to complete the transaction of purchase and sale contemplated by this Agreement and claim damages for breach of representation, warranty or covenant.

6.5

Forfeit of Deposit

If the Purchaser fails to consummate the transactions provided for hereunder at the Time of Closing for a reason other than any of the conditions set forth in Section  having not been fulfilled, performed or satisfied at or prior to the Closing, the Deposit paid by the Purchaser shall be forfeited by the Purchaser.

ARTICLE 7
COVENANTS OF THE PARTIES FOLLOWING CLOSING

7.1

Determination  of Normalized EBITDA

(a)

On or before June 30, 2006, the Vendors shall cause to be prepared and delivered to the Purchaser the 2006 Statements.  Following delivery of the 2006 Statements to the Purchaser, the Purchaser shall have a period of ten (10) Business Days to review the 2006 Statements.  In the event that the Purchaser, as a result of its review, objects to the 2006 Statements within such ten (10) Business Day Period, the Purchaser and the Vendors covenant to negotiate in good faith, for a further period of up to ten (10) Business Days to mutually agree upon the 2006 Statements together with a mutually agreed Normalized EBITDA for the six month period ending April 30, 2006 (which, together with the Normalized EBITDA for the fiscal periods ending April 30, 2004, April 30, 2005, and the six month period ending October 31, 2005 shall be referred to collectively herein as the “Three Year Normalized EBITDA”).

(b)

If the Vendors and the Purchaser are unable to agree on the 2006 Statements and the Three Year Normalized EBITDA within the aforesaid time period, the Vendors and the Purchaser shall retain one of a major national chartered accounting firms (the “Accounting Firm”), which must be independent of the Vendors and the Purchaser (which selection shall be made jointly by the Vendors and the Purchaser within three (3) Business Days failing which  Richter Usher & Vineberg shall be the appointed firm of Chartered Accountants) to resolve the dispute and to determine the Three Year Normalized EBITDA (the “Accountant’s Final Determination”).  On the date the Accounting Firm is engaged, the Vendors and the Purchaser shall provide the Accounting Firm with each of their respective estimates of Three Year Normalized EBITDA (hereinafter, the “Vendors’ Estimate” and the “Purchaser’s Estimate”, respectively) to assist the Accounting Firm in making the Accountant’s Final Determination. The Accountant’s Final Determination shall be conclusive, final and binding upon the Vendors and the Purchaser.  The fee of the Accounting Firm shall be shared by the Purchaser and the Vendors on a pro rata basis determined based upon the proximity of the Accountant’s Final Determination to each of the Vendors’ Estimate and the Purchaser’s Estimate, respectively (by way of example, if the Vendors’ Estimate is $2 million, and the Purchaser’s Estimate is $1 million, and the Accountant’s Final Determination is $1.5 million, the fees shall be borne equally by the Vendors and the Purchaser; if the Vendors’ Estimate is $2 million and the Purchaser’s Estimate is $1 million, and the Accountant’s Final Determination is $1.2 million, the fees shall be borne 80% by the Vendors and 20% by the Purchaser, etc.). For greater certainty, in no event shall the Purchaser in its Purchaser’s Estimate or the Accounting Firm in the Accountant’s Final Determination, be entitled to write down the value of licenses, inventory or assets of the Corporation for the fiscal periods ending April 30, 2004 and April 30, 2005, and the six month period ending October 31, 2005, nor shall the Purchaser or the Accounting Firm be entitled to adjust amounts reflected in the financial statements for the fiscal periods ending April 30, 2004 and April 30, 2005, and the six month period ending October 31, 2005, nor the Normalized EBITDA figures as attached hereto as , unless there has been a material breach of the representations of the Vendors contained in Section  hereof.

(c)

In this Section 7.1, the term “Vendors” shall mean Meyerowitz who is hereby authorized to act on behalf of the other Vendors for such purposes.

7.2

Adjustments

Subject to , no later than five (5) Business Days following the Adjustment Date,

(a)

the Purchaser and the Vendors shall (x) in the event the Purchase Price Holdback Amount was deposited with the Escrow Agent, cause the Escrow Agent to release $3,201,916 of the Purchase Price Holdback Amount such that it is paid to the Vendors as set forth below; or (y) in the event the Purchase Price Holdback Amount was evidenced by an Instrument, take such actions as are required under the terms of the Instrument to release $3,201,916 of the Purchase Price Holdback Amount such that it is paid to the Vendors set forth below:

(i)

to the trustees of the Peanut Trust, $1,600,958, payable by certified cheque;

(ii)

to the trustees of the BR Family Trust, $263,218.50, payable by certified cheque; and

(iii)

to Meyerowitz, $87,739.50, payable by certified cheque.

(iv)

deliver to Gluskin Sheff a cash deposit in the amount of $1,250,000 (the “Meyerowitz Escrow Amount”), which amount shall be held by Gluskin Sheff in escrow in accordance with the terms of the Meyerowitz Escrow Agreement, and during the term of the Meyerowitz Escrow Agreement, Meyerowitz and the trustees of the BR Family Trust shall be entitled to direct Gluskin Sheff on how the Meyerowitz Escrow Amount shall be invested, provided that as between Meyerowitz and the trustees of the BR Family Trust and the Purchaser, Meyerowitz and the trustees of the BR Family Trust will receive the benefit of any gain, and bear the risk of any of the loss of, such investments;

(b)

in the event the Purchase Price is determined to be more than $6,701,916, the Purchaser and the Vendors shall

(i)

in the event the Purchase Price Holdback Amount was deposited with the Escrow Agent, cause the Escrow Agent to release to Meyerowitz, the trustees of the BR Family Trust, and the trustees of the Peanut Trust, in proportion to their respective ownership of Class E Shares (as set out in ) the amount equal to the Purchase Price less $6,701,916, and release to the Purchaser the amount equal to $7,701,916 less the Purchase Price; or

(ii)

in the event the Purchase Price Holdback Amount was evidenced by an Instrument, take such actions as are required under the terms of the Instrument to release to Meyerowitz, the trustees of the BR Family Trust, and the trustees of the Peanut Trust, in proportion to their respective ownership of Class E Shares (as set out in ) the amount equal to the Purchase Price less $6,701,916, and release to the Purchaser the amount equal to $7,701,916 less the Purchase Price.

7.3

Meyerowitz Escrow Agreement

Subject to Section  and to , the Meyerowitz Escrow Amount shall be released by Gluskin Sheff, subject to the terms of the Meyerowitz Escrow Agreement, as follows:

(a)

on April 30, 2007, an amount equal to 50% of the Meyerowitz Escrow Amount (inclusive of principal, interest, if any, capital gains or losses and any other amounts) shall be released as follows:

(i)

25% of such amount shall be released to Meyerowitz; and

(ii)

75% of such amount shall be released to the trustees of the BR Family Trust; and

(b)

on April 30, 2008, the balance of the Meyerowitz Escrow Amount (inclusive of principal, interest, if any, capital gains or losses and any other amounts) shall be released as follows:

(i)

25% of such amount shall be released to Meyerowitz; and

(ii)

75% of such amount shall be released to the trustees of the BR Family Trust.

7.4

Compliance by Meyerowitz

Meyerowitz and the BR Family Trust hereby acknowledge and agree that their right to receive all or any portion of the Meyerowitz Escrow Amount pursuant to Section  and/or  is conditional upon (a) the Purchaser having not given to Meyerowitz a Termination Notice (as defined in the Executive Employment Agreement) for cause; and (b) Meyerowitz having not given to the Purchaser an Executive Termination Notice (as defined in the Executive Employment Agreement), and the other terms set out in the Executive Employment Agreement and in the Meyerowitz Escrow Agreement.

7.5

Payments to Avanti

The Purchaser shall cause the Corporation to make the payments to Avanti in accordance with the payment schedule attached hereto as .

7.6

Dissolution of Sammy Miami

The Vendors shall deliver to the Purchaser, within sixty (60) days of the Date of Closing, evidence of dissolution of Sammy Miami.

ARTICLE 8
INDEMNIFICATION

8.1

Indemnification by Vendors

The Vendors jointly and severally covenant and agree with the Purchaser and the Corporation to indemnify and save harmless the Purchaser and the Corporation, from and against any claim, demand, action, cause of action, damage, loss (including lost profits), cost, liability or expense (including professional fees and disbursements) (collectively, “Claims”) which may be made or brought against the Purchaser and the Corporation or any one or more of them, or which they or any one or more of them may suffer or incur in respect of, as a result of, or arising out of:

(a)

any nonfulfillment of any covenant or agreement on the part of the Vendors, or any one or more of them, contained in this Agreement or any document or certificate given pursuant to this Agreement;

(b)

any inaccuracy in or breach of any representation or warranty of the Vendors, or any one or more of them, contained in this Agreement or any document or certificate given pursuant to this Agreement; or

(c)

any debts and liabilities of the Company for Taxes existing at the Time of Closing, or any reassessment for Taxes for any period ending on or before the Closing Date, for which no adequate reserve has been provided for and disclosed in the Audited Balance Sheet;

provided, however, that Vendors shall not be obligated to indemnify the Purchaser and the Corporation unless and until the aggregate amount of such Claims is equal to at least $50,000.

8.2

Indemnification by the Purchaser

The Purchaser covenants and agrees with the Vendors to indemnify and save harmless the Vendors, from and against any Claims which may be made or brought against the Vendors, or one or more of them, or which they or one or more of them may suffer or incur, directly or indirectly, in respect of, as a result of, or arising out of

(a)

any nonfulfillment of any covenant or agreement on the part of the Purchaser under this Agreement or any document or certificate given pursuant to this Agreement; or

(b)

any inaccuracy in or breach of any of the Purchaser’s representations or warranties contained in this Agreement or any document or certificate given pursuant to this Agreement;

provided, however, that Purchaser shall not be obligated to indemnify the Vendors unless and until the aggregate amount of such Claims is equal to at least $50,000.

8.3

Procedure for Indemnification

(a)

Claims Other Than Third Party Claims

Following receipt from the Vendors or the Purchaser, as the case may be (the “Indemnified Party”), of a written notice of a claim for indemnification which has not arisen in respect of a Third Party Claim (as defined in Section ), the party who is in receipt of such notice (the “Indemnifying Party”) shall have 30 days to make such investigation of the claim as the Indemnifying Party considers desirable.  For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the claim.  If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such 30 day period (or any mutually agreed upon extension thereof) to the validity and amount of the claim, the Indemnifying Party shall immediately pay to the Indemnified Party such amount (and if the Indemnified Party is the Purchaser, it shall be entitled to set off such amount against the Purchase Price Holdback Amount and/or Meyerowitz Escrow Amount, to the extent such amounts are not yet released from escrow in accordance with the terms of the Purchase Price Escrow Agreement or Instrument, as applicable, and/or Meyerowitz Escrow Agreement, as applicable).  If the Indemnified Party and the Indemnifying Party do not agree within such period (or any mutually agreed upon extension thereof), such dispute shall be resolved by arbitration as set out in Section .

(b)

Third Party Claims

The Indemnified Party shall notify the Indemnifying Party in writing as soon as is reasonably practicable after being informed in writing that facts exist which may result in a claim originating from a Person other than the Indemnified Party (a “Third Party Claim”) and in respect of which a right of indemnification given pursuant to Section  or  may apply.  The Indemnifying Party shall have the right to elect, by written notice delivered to the Indemnified Party within 10 days of receipt by the Indemnifying Party of the notice from the Indemnified Party in respect of the Third Party Claim, at the sole expense of the Indemnifying Party, to participate in or assume control of the negotiation, settlement or defence of the Third Party Claim, provided that:

(i)

such will be done at all times in a diligent and bona fide matter;

(ii)

the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party in accordance with the terms contained in this Agreement in respect of that Third Party Claim; and

(iii)

the Indemnifying Party shall pay all reasonable out-of-pocket expenses incurred by the Indemnified Party as a result of such participation or assumption.

If the Indemnifying Party elects to assume such control, the Indemnified Party shall co-operate with the Indemnifying Party and its counsel and shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim at its own expense. If the Indemnifying Party does not so elect or, having elected to assume such control, thereafter fails to proceed with the settlement or defence of any such Third Party Claim, the Indemnified Party shall be entitled to assume such control.  In such case, the Indemnifying Party shall co-operate where necessary with the Indemnified Party and its counsel in connection with such Third Party Claim and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

8.4

Additional Rules and Procedures

The obligation of the parties to indemnify each other pursuant to this  shall also be subject to the following:

(a)

an Indemnified Party shall only be entitled to make a claim for indemnification pursuant to Section  or , as the case be, if written notice containing reasonable particulars of such claim is delivered to the Indemnifying Party within the time periods provided for in Section 8.1 or 8.2;

(b)

if any Third Party Claim is of a nature such that the Indemnified Party is required by Applicable Law to make a payment to any Person (a “Third Party”) with respect to such Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for any such payment.  If the amount of any liability under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay such difference to the Indemnifying Party;

(c)

except in the circumstances contemplated by Section , and whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnified Party shall not settle or compromise any Third Party Claim except with the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld).  A failure by the Indemnifying Party to respond in writing to a written request by the Indemnified Party for consent for a period of five days or more, shall be deemed a consent by the Indemnifying Party to such request;

(d)

the Indemnifying Party and the Indemnified Party shall provide each other on an ongoing basis with all information which may be relevant to the other’s liability hereunder and shall supply copies of all relevant documentation promptly as they become available;

(e)

notwithstanding Section , the Indemnifying Party shall not settle any Third Party Claim or conduct any related legal or administrative proceeding in a manner which would, in the opinion of the Indemnified Party, acting reasonably, have a material adverse impact on the Indemnified Party; and

(f)

to the extent the Indemnified Party is the Purchaser, and to the extent that either of the Purchase Price Holdback Amount and/or the Meyerowitz Escrow Amount have not be released from escrow, the Purchaser may direct the Escrow Agent and/or Gluskin Sheff (as applicable) to retain from the Purchase Price Holdback Amount and/or the Meyerowitz Escrow Amount an amount equal to the amount of the Claim or the Third Party Claim (as applicable) and to hold such amount in trust pending resolution of the Claim or the Third Party Claim.  Upon the resolution of such Claim or Third Party Claim, the Purchaser shall be entitled to set off the Claim or Third Party Claim against the Purchase Price Holdback Amount and/or the Meyerowitz Escrow Amount (as applicable).

8.5

Rights Cumulative

The rights of indemnification contained in this  are cumulative and are in addition to every other right or remedy of the parties contained in this Agreement or otherwise.

8.6

GST

If the Vendors and the Purchaser acting reasonably determine that any payment (the “Payment”) made pursuant to this  is subject to GST or is deemed by the ETA to be inclusive of GST, the Indemnifying Party agrees to pay to the Indemnified Party in addition to the Payment an amount equal to the Payment multiplied by the applicable rate of GST.

ARTICLE 9
GENERAL

9.1

Public Notices

A minimum of 24 hours notice shall be given to the Vendors prior to the Purchaser making any public disclosure concerning the matters contemplated in this Agreement.  Further, all public notices to third parties and all other publicity concerning the matters contemplated by this Agreement shall be jointly planned and coordinated by the Parties and no Party shall act unilaterally in this regard without the prior approval of the other Parties, except to the extent that the Party making such notice is required to do so by law or by the applicable regulations or policies of any regulatory agency of competent jurisdiction or any stock exchange in circumstances where prior consultation with the other Parties is not practicable. Notwithstanding the foregoing, in no event will Deverett’s name appear in any public notice or disclosure.

9.2

Expenses

Each Party to this Agreement shall pay its respective legal, accounting and other professional advisory fees, costs and expenses incurred in connection with the negotiation, preparation or execution of this Agreement and all documents and instruments executed or delivered pursuant to this Agreement, as well as any other costs and expenses incurred.

9.3

Further Assurances

The Parties shall do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after Closing.

9.4

Assignment and Enurement

Neither this Agreement nor any benefits or duties accruing under this Agreement shall be assignable by any Party without the prior written consent of each of the other Parties.  Subject to the foregoing, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

9.5

Entire Agreement

This Agreement, and any document delivered pursuant to this Agreement, constitutes the entire agreement between the Parties with respect to the matters herein and supersedes all prior agreements, understandings, negotiations and discussions relating to the subject matter hereof.  There are no other covenants, agreements, representations, warranties, conditions, whether direct or collateral, express or implied, that form part of or affect this Agreement except as otherwise provided in this Agreement.  The execution of this Agreement has not been induced by, nor do any of the Parties rely upon or regard as material, any representations, promises, agreements or statements not incorporated into this Agreement including any documents or information in any due diligence examinations and data reviews.  This Agreement shall not be amended, added to or qualified except by written agreement signed by all of the Parties.

9.6

Waiver

Except as otherwise expressly set out herein, no waiver of any provision of this Agreement shall be binding unless it is in writing.  No indulgence or forbearance by a Party shall constitute a waiver of such Party’s right to insist on performance in full and in a timely manner of all covenants in this Agreement.  Waiver of any provision shall not be deemed to waive the same provision thereafter, or any other provision of this Agreements, at any other time.

9.7

Notices

All notices, requests, demands or other communications required or permitted to be given by one Party to another under this Agreement shall be given in writing and delivered by personal delivery or delivery by recognized commercial courier, sent by facsimile or delivered by registered mail, postage prepaid, addressed as follows:

For the Purchaser:
Peace Arch Entertainment Group Inc. 124 Merton Street Suite 407 Toronto, Ontario M5S 2Z2
Attention:	Gary Howsam
Telecopier:	416-487-6141

with a copy to:
Goodmans LLP 250 Yonge Street Suite 2400 Toronto, Ontario M5B 2M6
Attention:	Carolyn Stamegna
Telecopier:	416-979-1234

For the Vendors:
Berne (Berry) Meyerowitz
338 Douglas Avenue Toronto, Ontario M5M 1H1
Telecopier: 416-863-1515 (c/o Steven Graff)

with a copy to:
Aird & Berlis LLP BCE Place 181 Bay Street Suite 1800 Toronto, Ontario M5J 2T9
Attention:	Steven Graff
Telecopier:	416-863-1515

or at such other address or fax number of which the addressee may from time to time may notify the addressor.  Any notice delivered by personal delivery or by courier to the Party to whom it is addressed as provided above shall be deemed to have been given and received on the day it is so delivered at such address.  If such day is not a Business Day, or if the notice is received after 4:00 p.m. (addressee’s local time), then the notice shall be deemed to have been given and received on the next Business Day.  Any notice sent by prepaid registered mail shall be deemed to have been given and received on the fourth Business Day following the date of its mailing.  Any  notice transmitted by facsimile shall be deemed to have been given and received on the day in which transmission is confirmed.  If such day is not a Business Day or if the facsimile transmission is received after 4:00 p.m. (addressee’s local time), then the notice shall be deemed to have been given and received on the first Business Day after its transmission.

9.8

Severability

If any provision of this Agreement or portion thereof or the application thereof to any Person or circumstance shall to any extent be invalid or unenforceable: (a) the remainder of this Agreement or the application of such provision or portion thereof to any other Person or circumstance shall not be affected thereby; and (b) the Parties will negotiate in good faith to amend this Agreement to implement the intentions set forth herein.  If the Parties cannot agree on an appropriate amendment, any Party may refer the matter for determination pursuant to and in accordance with Section .  Each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

9.9

Execution by Facsimile

The signature of any of the Parties hereto may be evidenced by a facsimile copy of this Agreement bearing such signature.

9.10

Counterparts

This Agreement may be signed in one or more counterparts, each of which once signed shall be deemed to be an original.  All such counterparts together shall constitute one and the same instrument.  Notwithstanding the date of execution of any counterpart, each counterpart shall be deemed to bear the effective date set forth below.

9.11

Governing Law and Jurisdiction for Disputes

This Agreement shall be governed by and construed in accordance with the laws of Canada applicable therein Ontario and shall be treated, in all respects, as an Ontario contract.  All of the Parties to this Agreement irrevocably submit to the jurisdiction of the courts of Province of Ontario.

9.12

Resolution of Disputes by Arbitrator

(a)

Any dispute, controversy or claim arising out of this contract, including any question regarding its existence, validity or termination, shall be submitted by any party to be finally resolved by arbitration under the Ontario Arbitration Act, 1991 as amended (the “Arbitration Act”).  The Arbitration Act is incorporated by reference into this clause.

(b)

The arbitration shall be conducted by single arbitrator appointed by agreement between the parties, or in the absence of agreement, in accordance with the Arbitration Act.

(c)

 The arbitration must be complete, and a decision rendered, within ninety (90) days of the submission of the dispute to arbitration.

The decision arrived at pursuant to the arbitration shall be final and binding.  No appeal shall lie from the arbitration.  Any award granted as a result of arbitration proceedings under this section shall be recognized internationally, and may be entered in any court having jurisdiction to enforce such awards.

9.13

Consent

Where a provision of this Agreement requires an approval or consent by a Party to this Agreement and written notification of such approval or consent is not delivered within the applicable time in accordance with this Agreement, then the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

9.14

Tender of Documents and Payment of Money

Any tender of documents or money under this Agreement may be made upon the Parties or their respective counsel and money shall be tendered by bank draft drawn upon a Schedule I or Schedule II Canadian chartered bank or by negotiable cheque payable in Canadian Dollars and certified by a Schedule I or Schedule II Canadian chartered bank.

9.15

Deemed Interest

Except otherwise expressly provided in this Agreement, all money due and payable hereunder, other than the Purchase Price Holdback Amount and the Meyerowitz Escrow Amount, shall bear interest at the Prime Rate plus two percent (2%) per annum from the date the obligation to pay such money first arose to the date of payment.  For the purposes of this provision, the Prime Rate shall be determined on the date payment was due and monthly thereafter.  Each determination of Prime Rate shall apply for the period preceding the next such determination.

9.16

Undisputed Amounts

Subject to the express provisions of this Agreement, where there is any dispute as to the amount of money owing by any Party to any other Party hereunder, the portion of the amount owing that is not in dispute or otherwise contested or challenged (the “Undisputed Amount”) if any, shall be paid within the time required herein or if the required time has elapsed, shall be paid immediately, without deduction or abatement, but without prejudice to the rights of the Parties to contest, challenge or otherwise dispute the appropriate disposition of the remaining portion of the money claimed hereunder.

9.17

Survival

Unless replaced, amended or withdrawn prior to any detrimental reliance thereon by the Accepting Party (as defined in this paragraph), all covenants, agreements, indemnities, warranties and representations set forth herein or in any certificate or other document delivered pursuant to or in connection with this Agreement by or on behalf of one Party to another Party (the “Accepting Party”) shall be deemed to have been relied upon by the Accepting Party notwithstanding any investigations heretofore or hereafter made by or on behalf of the Accepting Party or its agents, and shall, unless expressly provided otherwise, survive in full force and effect and not merge upon the execution, termination or expiry of this Agreement.

9.18

Acknowledgement re: Trustees

The parties acknowledge and agree that the obligations of the Trusts hereunder are not personally binding upon any trustee of the Trusts, and resort shall not be had to, nor shall recourse or satisfaction be sought from any of the foregoing or the private property of the foregoing, but the property of the Trusts only shall be bound by such obligations.  Any obligation of the Trusts arising out of this Agreement shall, to the extent necessary to give effect to such obligation, be deemed to constitute, subject to the provisions of the previous sentence, an obligation of the trustees of the Trusts in their capacity as trustees of the Trusts only.

IN WITNESS WHEREOF the parties have hereunto duly executed this Agreement on the 19th day of December 2005.

PEACE ARCH ENTERTAINMENT GROUP INC.

Per:  “Gary Howsam”

c/s

Authorized Signing Officer

SIGNED, SEALED AND DELIVERED	)
in the presence of:	)
)
)
__“Witness”_________________________	)	“Berne (Berry) Meyerowitz”_______
Witness	)	Berne (Berry) Meyerowitz
)
)
)
__“Witness”_________________________	)	“Jeffrey Deverett”
Witness	)	Jeffrey Deverett
)
)
)
__“Witness”_________________________	)	“David Weinberg”
Witness	)	David Weinberg, as trustee of The
	)	Peanut Trust and not in his personal
	)	capacity
)
)
__“Witness”_________________________	)	“Gary Weinberg”_______________
Witness	)	Gary Weinberg, as trustee of The
	)	Peanut Trust and not in his personal
	)	capacity
)
)
__“Witness”_________________________	)	“David Meyerowitz”_____________
Witness	)	David Meyerowitz, as trustee of The
	)	BR Family Trust and not in his
	)	personal capacity